Precision Auto Care, Inc.
           Exhibit 11-Statement Re: Computation of Per Share Earnings
                     (In Thousands, except per share data)
                         Pro Forma Combined As Adjusted
                          For Combination and Offering

                                                                              Three Months Ended                Nine Months Ended
                                                                                       March 31,                        March 31,

                                                                          1999            1998              1999             1998
                                                                          ----            ----              ----             ----
Weighted average shares outstanding
       common stock                                                      6,121           5,481             6,121            5,475
Weighted average shares issuable upon
       exercise of dilutive common
       stock options                                                        --              60                --               46
Common stock and common stock
       equivalents issued at prices
       below the IPO price during the twelve
       months preceding the
       initial filing of the Registration
       Statement                                                            --               8                --                8
                                                                      --------           -----         ---------           ------

Total weighted average shares                                            6,121           5,541             6,121            3,655
                                                                      ========           =====         =========           ======

Net Income (Loss)                                                     ($5,604)            $619         ($10,916)           $1,840
                                                                      ========            ====         =========           ======

Earnings (loss) per share                                              ($0.92)           $0.11           ($1.79)            $0.11
                                                                      ========            ====         =========           ======